EXHIBIT 4.1

STONE ENERGY CORPORATION
2004 AMENDED AND RESTATED STOCK INCENTIVE PLAN

I.   PURPOSE

        The STONE ENERGY CORPORATION 2004 AMENDED AND RESTATED STOCK INCENTIVE PLAN (the “Plan”) is intended to promote the interests of STONE ENERGY CORPORATION, a Delaware corporation (the “Company”), and its stockholders by providing a means whereby Employees and Nonemployee Directors may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Bonus Stock Awards, or any combination of the foregoing, as is best suited to circumstances of the particular Employee or Nonemployee Director as provided herein.

        The Plan as set forth herein constitutes an amendment and restatement of the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan (the “2001 Plan”) previously adopted by the Company, and shall supersede and replace in its entirety the 2001 Plan.

II.   DEFINITIONS

        The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

        (a)     “Administrator” means the individual or individuals responsible for the administration of the Plan as provided in Subparagraph IV(a).

        (b)     “Award” means, individually or collectively, any Option, Restricted Stock Award, or Bonus Stock Award.

        (c)      “Board” means the Board of Directors of the Company.

        (d)     “Bonus Stock Award” means an Award granted under Paragraph IX of the Plan.

        (e)     “CEO” means the Chief Executive Officer of the Company.

        (f)     “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

        (g)     “Committee” means a committee of the Board that is selected by the Board as provided in Subparagraph IV(a).

        (h)    “Common Stock” means the common stock of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph X.

        (i)     “Company” means Stone Energy Corporation, a Delaware corporation.

        (j)     “Corporate Change” shall have the meaning assigned to such term in Subparagraph X(c) of the Plan.

        (k)     “Employee” means any person in an employment relationship with the Company, its parent, or its subsidiaries.

        (l)     “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Administrator); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Administrator in such manner as it deems appropriate.

        (m)     “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

        (n)     “1934 Act” means the Securities Exchange Act of 1934, as amended.

        (o)     “1993 Plan” means the Stone Energy Corporation 1993 Nonemployee Directors’ Stock Option Plan.

        (p)     “Nonemployee Director” means an individual who is a member of the Board but is not an Employee.

        (q)     “Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

        (r)     “Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

        (s)     “Participant” means an Employee or Nonemployee Director who has been granted an Award.

        (t)     “Plan” means the Stone Energy Corporation 2004 Amended and Restated Stock Incentive Plan, as amended from time to time.

        (u)     “Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

        (v)     “Restricted Stock Award” means an Award granted under Paragraph VIII of the Plan.

        (w)     “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

        (x)     “Section 16” means Section 16 of the 1934 Act (including any successor to the same or similar effect).

        (y)     “Stock Appreciation Right” shall have the meaning assigned to such term in Subparagraph VII(e) of the Plan.

        (z)     “2000 Plan” means the Stone Energy Corporation 2000 Amended and Restated Stock Option Plan.

        (aa)     “2001 Plan” means the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan.

III.   EFFECTIVE DATE AND DURATION OF THE PLAN

        The 2001 Plan, the 2000 Plan, and the 1993 Plan were effective on the dates provided therein. This amendment and restatement shall be effective as of May 20, 2004, provided this amendment and restatement is adopted by the Board prior to such date and approved by the stockholders of the Company at a duly called meeting of the stockholders (or any adjournment thereof) held on May 20, 2004 (or, if applicable, on the date of such adjournment). If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the 2001 Plan shall continue in effect as if this amendment and restatement had not occurred, and any options previously granted under the 2001 Plan shall continue in effect under the terms of the grant; provided, further, that thereafter options may continue to be granted pursuant to the terms of the 2001 Plan, as in effect prior to this amendment and as may be otherwise amended hereafter. Notwithstanding any provision in the Plan, no Option shall be exercisable and no Restricted Stock Award or Bonus Stock Award may be granted prior to stockholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all shares of Common Stock have been delivered with respect to all Bonus Stock Awards granted under the Plan.

IV.   ADMINISTRATION

        (a)        Administrator.    The Plan shall be administered by the Administrator, which shall mean (i) in the context of Awards granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 or any Employee who receives a Bonus Stock Award, the Committee, (ii) in the context of Restricted Stock Awards granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any Nonemployee Director, the Board, or (iii) in the context of Awards granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the CEO (or, if the CEO is not a member of the Board, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Option described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator. The Committee shall be a committee of, and appointed by, the Board that shall be comprised solely of two or more directors who are both (A) outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (B) non-employee directors (within the meaning of Rule 16b-3).

        (b)        Powers.    With respect to Awards granted pursuant to Subparagraph VII(b) and Subparagraph VIII(a), the Administrator shall have sole authority to select the Employees from among those individuals eligible under Subparagraph VI(a) and to establish the number of shares which may be issued under each Award granted to such Employees. With respect to Restricted Stock Awards granted pursuant to Subparagraph VIII(b), the Administrator shall have sole authority to select the Nonemployee Directors from among those individuals eligible under Subparagraph VI(b) and to establish the number of shares which may be issued under each Award granted to such Nonemployee Directors. In selecting the Employees and the Nonemployee Directors from among the individuals eligible under Subparagraphs VI(a) and (b), and in establishing the number of shares that may be issued under each Award granted to such individuals, the Administrator may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company’s success and such other factors as the Administrator in its discretion shall deem relevant. All decisions made by the Administrator under this Subparagraph shall be final.

        (c)        Additional Powers.   The Administrator is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Administrator in construing the provisions of the Plan shall be final; provided, however, that in the event of any conflict in any such determination as between the Committee and the CEO, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

V.   SHARES SUBJECT TO THE PLAN; AWARD LIMITS

        (a)       Shares Subject to the Plan and Award Limits.   Subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,225,000 shares (which number includes the number of shares of Common Stock previously made subject to an Option granted under either the 2001 Plan, the 2000 Plan, or the 1993 Plan); provided, however, that the aggregate number of shares shall not include any shares of Common Stock issued pursuant to an automatic Bonus Stock Award. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options granted under the Plan to any one individual during any calendar year may not exceed 100,000 shares of Common Stock (subject to adjustment from time to time in accordance with the provisions of the Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options granted to Employees that are canceled or repriced. Further, the maximum number of shares that may be subject Restricted Stock Awards granted under the Plan to any one individual during any calendar year may not exceed 33,000 (subject to adjustment from time to time in accordance with the provisions of the Plan). Further, the maximum number of shares that may be subject to Awards granted by the CEO under the Plan to any one individual Employee during any calendar year may not exceed 10,000 in the case of Options and 3,000 in the case of Restricted Stock Awards (both limits subject to adjustment from time to time in accordance with the provisions of the Plan).

        (b)        Stock Offered.   Subject to the limitations set forth in Subparagraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.   ELIGIBILITY

        (a)        Employee Grants.   Awards granted pursuant to Subparagraph VII(b) or VIII(a) may be granted only to individuals who are Employees (including officers and directors who are also Employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Award is granted.

        (b)        Nonemployee Director Grants.   Awards granted pursuant to Subparagraph VII(c) or VIII(b) may be granted only to individuals who are Nonemployee Directors at the time the Award is granted.

        (c)        Automatic Employee Grants.   Awards granted pursuant to Paragraph IX may be granted only to individuals who are Employees of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Award is granted, but who are not serving in any of the following positions with the Company: Chairman, President, Executive Vice President, Secretary, or General Counsel.

VII.   STOCK OPTIONS

        (a)        Option Period.   The term of each Option shall be as specified by the Administrator at the date of grant unless provided otherwise in the Plan.

        (b)       Option Awards to Employees.   Pursuant to the Administrator’s discretion, an individual eligible under Subparagraph VI(a) may be granted one or more Options. Options may be granted to the same individual on more than one occasion. Options granted under this Subparagraph may be either Incentive Stock Options or Options that do not constitute Incentive Stock Options.

        (c)       Option Awards to Nonemployee Directors.   Each Nonemployee Director who is elected to the Board for the first time after the effective date provided in Paragraph III shall receive, as of the date of his or her election and without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 5,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding). As of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph III, each Nonemployee Director then in office shall receive, without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 5,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding). If, as of any date that the Plan is in effect, there are not sufficient shares of Common Stock available under the Plan to allow for the grant to each Nonemployee Director of an Option for the number of shares provided herein, each Nonemployee Director shall receive an Option for his or her pro-rata share of the total number of shares of Common Stock then available under the Plan. The purchase price of Common Stock issued under each Option granted under this Subparagraph shall be the price set forth in Subparagraph VII(g) and shall be subject to adjustment as provided in Paragraph X. Notwithstanding anything in this Subparagraph to the contrary, the Board may substitute Options granted under this Subparagraph for Restricted Stock Awards covering an equal or lesser number of shares of Common Stock pursuant to Subparagraph VIII(b).

        (d)       Special Limitations on Incentive Stock Options.   An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

        (e)       Option Agreement.   Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment or (ii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Administrator in its sole discretion may prescribe; provided, that, except as provided in Subparagraph X(c), the Administrator shall retain final authority (i) to determine whether a Participant shall be permitted or (ii) to approve an election by a Participant, to receive cash in full or partial settlement of Stock Appreciation Rights. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Administrator may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

        (f)       Restrictions on Nonemployee Director Options.    Notwithstanding the provisions in Subparagraph (e) above, each Option granted to a Nonemployee Director shall (i) have a term of five years from the date of grant (except that Options granted on or after the effective date of the Plan as provided in Paragraph III shall have a term of ten years from the date of grant), (ii) subject to clauses (iv) and (v)(A) below, vest and become exercisable with respect to (A) one-third of the shares covered thereby on the first anniversary of the date of grant, (B) an additional one-third of the shares covered thereby on the second anniversary of the date of grant, and (C) an additional one-third of the shares covered thereby on the third anniversary of the date of grant, (iii) not constitute an Incentive Stock Option, (iv) become vested and exercisable in full upon a Corporate Change (as defined in Subparagraph X(c) or, to the extent the Option Agreement with such Nonemployee Director defines Corporate Change, Corporate Change as defined in such Option Agreement) or termination of the Nonemployee Director’s membership on the Board by reason of death or disability, (v) be exercisable only while the Nonemployee Director remains a member of the Board and terminate and cease to be exercisable upon the Nonemployee Director’s termination of membership on the Board, except that, subject to the limitation in clause (i) above: (A) if the Nonemployee Director dies while a member of the Board or terminates his membership on the Board due to disability, the Option may be exercisable in full for a period of one year thereafter by the Nonemployee Director (the Nonemployee Director’s estate or the person who acquires the Option by will or the laws of descent or otherwise by reason of death of the Nonemployee Director) or (B) if the Nonemployee Director’s membership on the Board terminates for any reason other than as described in clause (v)(A), the Option may be exercisable by the Nonemployee Director for one year following such termination or by the Nonemployee Director’s estate (or the person who acquires the Option by will or the laws of descent or otherwise by reason of the death of the Nonemployee Director) for one year following the Nonemployee Director’s death if the Nonemployee Director dies within such initial one-year period, but in each case only as to the number of shares exercisable as of the date the Nonemployee Director’s membership on the Board terminates.

        (g)       Option Price and Payment.   The purchase price of Common Stock issued under each Option shall be determined by the Administrator, but such purchase price shall not be less than the Fair Market Value of Common Stock subject to the Option on the date the Option is granted; provided, however, that the purchase price of Common Stock issued under each Option granted to a Nonemployee Director pursuant to Subparagraph VII(c) shall be the Fair Market Value of Common Stock subject to such Option on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Administrator. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

        (h)       Restrictions on Repricing of Options.   Except as provided in Paragraph X, the Administrator may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

        (i)       Stockholder Rights and Privileges.   The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.

VIII.   RESTRICTED STOCK AWARDS

        (a)       Restricted Stock Awards to Employees.   Pursuant to the Administrator’s discretion, an individual eligible under Subparagraph VI(a) may be granted one or more Restricted Stock Awards. Restricted Stock Awards may be granted to the same individual on more than one occasion.

        (b)       Restricted Stock Awards to Nonemployee Directors.   The Board may, in its discretion, grant a Nonemployee Director one or more Restricted Stock Awards. Restricted Stock Awards may be granted to the same individual on more than one occasion. In addition, in lieu of a Nonemployee Director receiving an Option or Options under Subparagraph VII(c), the Board may grant the Nonemployee Director a Restricted Stock Award or Restricted Stock Awards covering 1,600 or less shares of Common Stock.

        (c)       Forfeiture Restrictions.   Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Administrator that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Administrator, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Administrator, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Administrator, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Administrator, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Administrator, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, or (12) the total stockholders’ return achieved by the Company, (ii) the Participant’s continued employment with the Company or its parent or subsidiary corporation or continued service as a Nonemployee Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or its parent or subsidiary corporation, division, or department thereof. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator. Notwithstanding anything to the contrary in this Subparagraph, any Restricted Stock Awards granted to Nonemployee Directors in lieu of Options granted under Subparagraph VII(c) shall (i) vest with respect to (A) one-third of the shares covered thereby on the first anniversary of the date of grant, (B) an additional one-third of the shares covered thereby on the second anniversary of the date of grant, and (C) an additional one-third of the shares covered thereby on the third anniversary of the date of grant, (ii) vest in full upon a Corporate Change (as defined in Subparagraph X(c) or, to the extent the Restricted Stock Agreement with such Nonemployee Director defines Corporate Change, Corporate Change as defined in such Restricted Stock Agreement), and (iii) vest in full upon termination of the Nonemployee Director’s membership on the Board by reason of death or disability.

        (d)       Other Terms and Conditions.   Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Nonemployee Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

        (e)       Payment for Restricted Stock.   The Administrator shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

        (f)       Administrator’s Discretion to Accelerate Vesting of Restricted Stock Awards.   The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Administrator pursuant to this Subparagraph (f) may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Subparagraph (f), the Administrator may not take any action described in this Subparagraph (f) with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treas. Reg. §1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

        (g)       Restricted Stock Agreements.   At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Administrator may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (f) above, the Administrator may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.   BONUS STOCK AWARD

        An individual eligible under Subparagraph VI(c) who has been continuously employed by the Company for a period of at least one year, shall receive a Bonus Stock Award of 100 shares of Common Stock that are immediately vested and not subject to any restrictions. No Employee shall receive more than one Bonus Stock Award under this Plan. Further, an Employee who has received an automatic grant of 100 shares of Common Stock under any other plan maintained by the Company shall not be eligible to receive a Bonus Stock Award under this Plan. In addition to using the Common Stock offered under Subparagraph V(b) to affect each Bonus Stock Award made pursuant to this Paragraph, the Company may purchase shares of Common Stock on the public market at a time that, in the sole discretion of the Company, will not violate any rules or regulations against insider trading.

X.   RECAPITALIZATION OR REORGANIZATION

        (a)       No Effect on Right or Power.   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

        (b)       Subdivision or Consolidation of Shares; Stock Dividends.    The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

        (c)       Recapitalizations and Corporate Changes.   If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of the directors of the Company, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and cause the Company to pay to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

        (d)       Change of Control Value.   For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

        (e)       Other Changes in the Common Stock.   In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph X, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

        (f)       Stockholder Action.   Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

        (g)       No Adjustments Unless Otherwise Provided.   Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XI.   AMENDMENT AND TERMINATION OF THE PLAN

        The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to materially increase the benefits accruing to Nonemployee Directors participating in the Plan, (b) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (c) amend or delete Subparagraph VII(h).

XII.   MISCELLANEOUS

        (a)       No Right To An Award.   Neither the adoption of the Plan nor any action of the Board or of the Administrator shall be deemed to give an Employee or Nonemployee Director any right to be granted an Option, a Restricted Stock Award, a Bonus Stock Award, or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

        (b)       No Employment/Membership Rights Conferred.   Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any parent or subsidiary corporation of the Company or (ii) interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Nonemployee Director any right with respect to continuation of membership on the Board.

        (c)       Other Laws; Withholding.   The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.

        (d)       No Restriction on Corporate Action.   Nothing contained in the Plan shall be construed to prevent the Company or any parent or subsidiary corporation of the Company from taking any action which is deemed by the Company or such parent or subsidiary corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any parent or subsidiary corporation of the Company as a result of any such action.

        (e)       Restrictions on Transfer.   An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Subparagraph VII(d)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator.

        (f)       Governing Law.   The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.